UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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ALAMO GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed to amend Alamo Group Inc.’s (the “Company”) definitive proxy statement for its 2019 Annual Meeting of Stockholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on March 15, 2019. The Amendment supplements the disclosure included in the Proxy Statement relating to Proposal 3 - Approval of the 2019 Equity Incentive Plan to provide additional information regarding (1) the eligible participants in the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and the basis for participation in the 2019 Plan and (2) the market value of the securities underlying the options as of the latest practicable date.

No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

In connection with Proposal 3 - Approval of the 2019 Equity Incentive Plan, the information set forth in the fourth paragraph under the caption “Background” on page 32 of the Proxy Statement is amended by the addition of the bolded text below:

Directors and employees of the Company and its direct and indirect subsidiaries are eligible to receive awards under the 2019 Plan, but awards are generally limited to Company executives, key management employees and directors. As of April 3, 2019, the Company and its direct and indirect subsidiaries have 6 non-employee directors and approximately 3,500 employees eligible to participate in the 2019 Plan.

In connection with Proposal 3 - Approval of the 2019 Equity Incentive Plan, the information set forth under the caption “Plan Summary” on page 32 of the Proxy Statement is amended by the addition of the bolded text below:

Plan Summary

The following summary of the 2019 Plan is qualified in its entirety by reference to the text of the 2019 Plan which is set forth in Appendix A to this Proxy Statement.

The purpose of the 2019 Plan is to provide additional incentive to those officers, employees, and directors of the Company and its direct and indirect subsidiaries whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the long-term commitment of such persons to the Company and its direct and indirect subsidiaries, and to help the Company and its direct and indirect subsidiaries secure and retain the services of such key persons.

The 2019 Plan will be administered by the Compensation Committee and the basis for participation in the 2019 Plan is the Compensation Committee’s discretion. In exercising its discretion, the Compensation Committee will consider the purposes of the 2019 Plan, which is described in the preceding paragraph. The Compensation Committee shall have the power to select the individuals to whom non-qualified stock options, restricted stock, and restricted stock units will be granted, determine the terms and conditions of awards to be made under the 2019 Plan, and interpret the provisions of the 2019 Plan. Presently all members of the

Compensation Committee are “non-employee directors” as defined in Rule 16b-3(b)(i) of the Securities Exchange Act of 1934.

The number of shares of Common Stock authorized for issuance under the 2019 Plan is 500,000, subject to adjustment in the event of stock splits, recapitalization, or other similar events affecting the Common Stock.  Shares of Common Stock to be issued under the 2019 Plan may be unissued Common Shares, issued Common Shares held in the Company’s treasury, or any combination thereof. To the extent that (i) an option expires or is otherwise cancelled or terminated, (ii) Common Stock subject to an award of restricted stock or restricted stock units is forfeited, or (iii) Common Stock is withheld from payment to satisfy tax withholding requirements, such Common Stock will again be available for issuance under the 2019 Plan. The 2019 Plan will remain in effect for ten years unless terminated earlier, but awards granted prior to the end of the 2019 Plan term may extend beyond the term.  The types of awards that may be granted under the plan include non-qualified stock options, restricted stock, and time-based and performance-based restricted stock units.

The option price of each share purchasable under any option granted under the 2019 Plan shall not be less than 100% of the fair market value thereof at the date of grant. On April 3, 2019, the last sale price of the Company’s common stock as reported on the NYSE was $100.37 per share. Options will be exercisable for a term of not more than ten (10) years. Unless otherwise determined by the Compensation Committee, and subject to certain change in control events which could accelerate vesting, options will vest ratably over a period of five (5) years.

Restricted stock issued under the 2019 Plan will be held in escrow by the Company after the date of grant, unless the Compensation Committee determines otherwise, until the restricted period for the restricted stock has ended and all other restrictions have lapsed. Unless otherwise determined by the Compensation Committee, the restricted period for restricted stock shall end as to twenty-five percent (25%) of the total shares of restricted stock per year, meaning restricted stock will vest over a period of four (4) years. During the restricted period, grantees will be treated as stockholders, and will have the right to receive dividends and distributions and to vote.

Restricted stock units issued under the 2019 Plan will not be issued or paid by the Company until a later date specified in the applicable award agreement granting the restricted stock units. In respect of time-based restricted stock units, each restricted stock unit will have a value equal to the fair market value of a share of Common Stock. Once vesting occurs, the grantee will be entitled to receive an amount in cash, shares of Common Stock, or a combination thereof equal, per unit, to the fair market value of a share of Common Stock on the date on which the restricted stock unit vests. In respect of performance-based restricted stock units, each restricted stock unit will entitle the grantee to receive cash, shares of Common Stock, or a combination thereof, the amount of which will depend upon the target performance criteria stated in the award agreement as compared to actual performance achieved over the applicable vesting period. The amount received by the grantee at vesting will generally vary based upon the attainment of threshold, target and maximum levels of performance. Grantees of restricted stock units will not be treated as stockholders unless and until shares of Common Stock are issued to the grantee with respect to vested restricted stock units.

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